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                                                                     Exhibit 3.1

                            CERTIFICATE OF AMENDMENT
                                       OF
                      RESTATED CERTIFICATE OF INCORPORATION
                                       OF
                                    OMI CORP.

                -------------------------------------------------

                     Pursuant to Section 242 of the General
                    Corporation law of the State of Delaware

                -------------------------------------------------

            OMI Corp., a corporation organized and existing under the General Corporation Law of the State of Delaware (the "Corporation"), hereby certifies as follows:

            1. The Restated Certificate of Incorporation of the Corporation was filed in the office of the Secretary of State of Delaware on December 12, 1983 and amendments to the Certificate of Incorporation were subsequently duly filed and recorded (the Restated Certificate of Incorporation together with such amendments shall be hereinafter referred to as the "Restated Certificate of Incorporation").

            2. The following amendments are to become effective as of June 18, 1998 at 8:00 a.m.

            3. ARTICLE FIRST of the Restated Certificate of Incorporation is amended to read in full as follows:

            "FIRST: The name of the corporation is Marine Transport
      Corporation."
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            4. The first paragraph of ARTICLE FOURTH of the Restated Certificate of Incorporation is amended to read in full as follows:

                  FOURTH: The total number of shares of stock which the Corporation shall have authority to issue is fifteen million seven hundred fifty thousand (15,750,000) of which stock seven hundred fifty thousand (750,000) shares of the par value of one dollar ($1.00) each, amounting in the aggregate to seven hundred fifty thousand dollars ($750,000), shall be Preferred Stock, and of which fifteen million (15,000,000) shares of the par value of fifty cents ($.50) each, amounting in the aggregate to seven million five hundred thousand dollars ($7,500,000), shall be Common Stock.

            5. Upon the effectiveness of the foregoing amendment to Article FOURTH of the Restated Certificate of Incorporation, each share of Common Stock of the Corporation, having a par value of fifty cents ($.50) per share, issued and outstanding, or held in the treasury of the Corporation, immediately prior to the effectiveness of such amendment, shall be changed into and become 0.10 fully paid and nonassessable shares of Common Stock having a par value of fifty cents ($.50) per share. No fractional interests resulting from such conversion shall be issued, but in lieu thereof, the Corporation will pay cash for each currently issued and outstanding share of Common Stock, par value one cent ($.0l) per share, representing such fractional interest.

            6. The aforesaid amendments were duly adopted in accordance with the provisions of Section 242 of the General Corporation Law of the State of Delaware.


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            IN WITNESS WHEREOF, the Corporation has caused its corporate seal to be affixed hereto and this certificate to be signed by its President and attested by its Secretary this 16th day of June, 1998.

                                        OMI CORP.

                                        By: /s/ Craig H. Stevenson
                                            ------------------------------------
                                            Craig H. Stevenson, Jr.
                                            President

[Corporate Seal]

Attest:

By: /s/ Fredric S. London
   ------------------------------------
   Fredric S. London
   Secretary


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